                                                                   Exhibit 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

                                                                                             Pro Forma
                                                                                            Year ended        Six Months ended
                                                 Year ended December 31,                    December 31,          June 30,
                                  -------------------------------------------------------  ---------------  --------------------
                                   1994    1995     1996     1997      1998      1999          1999               2000
                                   ----    ----     ----     ----      ----      ----          ----               ----
Fixed charges:
     Interest expense on
         indebtedness                $231    $824     $887    $1,435   $2,410     $3,038           $3,185             $12,135
     Interest expense on portion
         of rent expense
         representative of
         interest                   1,530   1,689    2,066     3,340    5,840     14,184           15,606               7,927
     Preferred stock dividends                                                    27,944           27,944              45,668

                                  --------------------------------------------------------------------------------------------
         Total fixed charges       $1,761  $2,513   $2,953    $4,775   $8,250    $45,166          $46,735             $65,730
                                  ============================================================================================

Earnings (loss):
     Net income (loss) attributable
         to common stockholders
         before provision for
         income taxes and
         minority interest        ($6,372) $1,284  ($8,768) ($84,632) ($3,841) ($381,884)       ($110,175)           (114,418)
     Fixed charges per above        1,761   2,513    2,953     4,775    8,250     45,166           46,735              65,730

                                  --------------------------------------------------------------------------------------------
         Total earnings (loss)    ($4,611) $3,797  ($5,815) ($79,857)  $4,409  ($336,718)        ($63,440)           ($48,688)
                                  ============================================================================================

Ratio of earnings to fixed
     charges                        (2.62)   1.51    (1.97)   (16.72)    0.53      (7.46)           (1.36)              (0.74)
                                  ============================================================================================

Coverage deficiency               ($6,372)      -  ($8,768) ($84,632) ($3,841) ($381,884)       ($110,175)          ($114,418)
                                  ============================================================================================

     The pro forma amounts for the year ended December 31, 1999 give effect to the merger with LeukoSite, Inc. as if it had occurred on January 1, 1999. The pro forma amounts exclude a charge for in process research and development for $350,503.